Exhibit 99.1

Legacy Reserves LP Prices Private Offering of Additional 6.625% Senior Notes

MIDLAND, Texas, May 8, 2014 (GLOBE NEWSWIRE) — Legacy Reserves LP (Nasdaq:LGCY) together with its wholly owned subsidiary Legacy Reserves Finance Corporation today announced the pricing of the previously announced offering of an additional $300 million in aggregate principal amount of senior unsecured notes due 2021, which will bear interest at a rate of 6.625% per annum. The notes are being sold at 99% of their face amount. Legacy expects the offering of the notes to close on May 13, 2014, subject to the satisfaction of customary closing conditions.

Legacy expects to use the net proceeds of this offering to fund a portion of the cash consideration for its previously announced acquisition of a non-operated interest in oil and natural gas properties in the Piceance Basin in Garfield County, Colorado. Pending the use of the proceeds for these purposes, Legacy intends to apply the net proceeds to reduce outstanding borrowings under its revolving credit facility.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The notes are offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events.  These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Legacy Reserves LP, and a variety of risks that could cause results to differ materially from those expected by the management of Legacy Reserves LP. Legacy Reserves LP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

CONTACT:

Legacy Reserves LP

Dan Westcott

Executive Vice President and Chief Financial Officer

432-689-5200